EXHIBIT 99.B10(a)


                        CONSENT OF INDEPENDENT AUDITORS


The Milestone Funds - Treasury Obligations Portfolio.:

We consent to the use in Post-Effective Amendment No. 13 to Registration Statement No. 33-81574 of our report dated January 24, 2002, appearing in the Annual Report to Shareholders for the year ended November 30, 2001, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses, both of which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Management of the Portfolio - Independent Auditor" in the Statement of Additional Information.



DELOITTE & TOUCHE LLP
New York, New York
March 27, 2002